Exhibit 23.6

Consent of Griffin Financial Group, LLC

We hereby consent to the quotation and summarization of our opinion letter, dated September 23, 2025, to the board of directors of Ballston Spa Bancorp, Inc. (the “Company”) as Annex B to, and the references thereto under the caption “Opinion of Ballston Spa’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger between the Company and NBC Bancorp, Inc., which joint proxy statement/prospectus forms a part of the Company’s registration statement on Form S-4 (File No. 333-291808; the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

King of Prussia, Pennsylvania

January 23, 2026